Exhibit 10.05

Summary of the share purchase agreement entered into in Madrid on November 25, 2009, as amended on January 29, 2010.

PARTIES TO THE AGREEMENT:

On the one part,

•	Promotora de Informaciones, S.A., with registered address at Calle Gran Vía, 32, and holding tax identification number A-28297059 (“Prisa”), and

•	Sogecable, S.A.U., with registered address at Avenida de los Artesanos, 6, Tres Cantos, Madrid, and holding tax identification number A-79114815 (“Sogecable”)

Prisa and Sogecable hereafter will be named as seller

And, on the other part,

•	Telefonica, S.A, (“Telefónica”), as purchaser.

PURPOSE:

The sale of shares of DTS Distribuidora de Television Digital, S.A., with registered address in Avenida de los Artesanos, 6, Tres Cantos (Madrid), which represents the 22% of its share capital, being such shares correctly issued, validly subscribed, entirely paid out and free of nay burden, rights in favour of third parties, claim and restrictions of any class.

PRICE AND PAYMENT:

The price is equal to the result of subtracting the greater of the following figures (a) the net debt of DTS Distribuidora de Television Digital, S.A., Canal Satélite Digital, S.L., Centro de Asistencia Telefónica, S.A., Sociedad General del Cine, S.A., Compañía Independiente de Televisión, S.L., Cinemanía, S.L. y Vía de Atención Comunicación, S.L., as of December 31st, 2009 or (b) seventy five million euros (75,000,000 euros) from the firm value, determinated by the parties as an amount equal to two billion, three hundred fifty million euros (2,350,000,000 euros).

The price shall be paid in the following manner:

(a) An amount equal to the principal amount outstanding and the accrued, but unpaid, interest corresponding to be subordinated loan agreement granted by Telefonica de Contenidos, S.A., in favour of Sogecable, S.A.U., will be satisfied in the form of assumption by Telefónica of the payment obligations of Sogecable on the closing date, in favour of Telefónica de Contenidos, S.A.

(b) The rest will be paid in cash on the closing date in the following manner:

•	If the definitive net debt has not been calculated before the closing date, fifty million euros (50,000,000 euros) will be deposited in an escrow account to compensate any potential adjustment in the final amount to compensate any potential adjustments in the final amount and the remaining amount will be paid in the form of a bank transfer.

•	If in the other hand the definitive net debt has been calculated before the closing date, the payment shall be made in the form of a bank transfer.

PRICE GUARANTEE:

•	If in the following twelve (12) months after the share purchase agreement, a third party has agreed to purchase shares in the company and the firm value determined that is less than the one determined by the parties, the seller will be obligated to pay the difference even if the referred purchase agreement tales place after twelve months. This amount will be paid within the following five (5) days of the transmission of the shares between the seller and the third party.

NOTARIAL FORM:

The share purchase agreement will be raised into public status before the notary Mr. Rodrigo Tena Arregui by 10.00 a.m. on the fifth business day from the notification of the completion or waiver of the conditions contained in the agreement. On the closing date and before the notary Mr. Rodrigo Tena Arregui, both parties will raise to public status the share purchase agreement in a public deed, time at which the seller will transfer both the property and possession of the shares to the purchaser.

PRICE ADJUSTMENT AFTER CLOSING:

•	If the definitive net debt is calculated after the closing date, the difference between the estimated price and the final price will be paid in cash deposited in the escrow account within the next ten (10) business days following an agreement between the parties or a report by an audit company.

•	If the provisional net debt is lower that the definitive net debt, the purchaser will take 22% of the difference of the accrued interest over the cash deposited in the escrow account. After the adjustment in the price and interest accrued has been made, the resulting money in the escrow account will be returned to the seller. If there are not enough funds in the escrow account, the seller transfers the difference within the next ten (10) business days.

•	If the provisional net debt is higher that the definitive net debt, within the following ten (10) business days of the audit report, the purchaser will pay the seller 22% of the difference and the remaining funds in the escrow account will be transferred to the seller.

REPRESENTATIONS AND WARRANTIES:

The share purchase agreement contains the usual representations and warranties of this type of agreement relating to: (i) its capacity and representation of the parties, (ii) ownership over the interests and shares of the affiliate of the company, (iii) share capital of the company and its affiliates, (iv) constitution, valid existence and legal capacity to develop its business activity, (v) articles of association, charters and account book, (vi) financial statements, (vii) loans and warranties granted by the company and its affiliates, (viii) administrative authorisations and licenses, (ix) intellectual and industrial property, (x) litigations and (xi) situation of the company, its affiliates and the business from December 31st, 2009.

UNDERTAKINGS OF THE PARTIES:

•	Prisa and Sogecable assume joint and several liability and undertake to indemnify the purchaser and/or the company with regards to any damages that might result from the following scenarios:

•	Breach, inaccuracy, misrepresentation or incomplete representations and warranties made by the seller;

•	Breach by the seller of nay promise or obligation contained in the share purchase agreement;

•	Any contingency that affects the company or its affiliates, due to any cause with or without breach by the seller related Audiovisual Sport, S.L.; claims arisen by copyright, intellectual or industrial property and management agencies related to a breach of contract before the closing date in excess of sixty million euros (60,000,000 Euros).

•	Litigations and claims against the company or its affiliates except those specifically mentioned in the share purchase agreement.

•	The sellers undertake not only to include the obligation to indemnify the purchaser and /or the company and its affiliates but also to maintain the buyer and/or the company and/or its affiliates free from any claim.

•	The right to exercise any claims related to the above undertakings are subject to a time period of three (3) years, starting from the closing date, with the exception of:

•	The responsibilities related to the following representations and warranties: (i) the legal capacity and representation of the parties, (ii) the ownership of the interest and shares of the affiliates of the company, and (iii) the share capital of the company and its affiliates which are not subject to time limit.

•	Claims related to tax, employment law and administrative damages are subject to each own time limit period.

•	The claimant will not have the right to claim for damages not contained in the share purchase agreement unless each claim individually valued is in excess of five thousand euros (5,000 euros) and the total sum of the damages is in excess of five million euros (5,000,000 euros).

•	The parties agree that their responsibilities will be limited to the price stated in the share purchase agreement.

MANAGEMENT OF THE COMPANY BY THE SLLER UNTIL THE CLOSING DATE:

From the signature of the share purchase agreement till the closing date, the seller undertakes, among other things, to:

•	Operate exclusively in the course of ordinary business;

•	Keep the organisation in similar terms to the current one and maintain intact the reputation of the company in all aspects;

•	Maintain the assets of the company in the same state of sue and conservation with the only exception of the wear away due to their common use;

•	Maintain the company’s clients, moneylenders, suppliers and other professionals to which it has commercial relations;

•	Ensure that the company and its affiliates, unless expressly authorised, abstain from burdening its assets or give up any rights.

CONDITIONS PRECEDENT:

The completion of the share purchase agreement is subject to the completion of, among others, the following conditions precedent:

•	The approval by Prisa’s financial creditors of the transaction and release of the personal guarantees granted by the company and its affiliates in favour of Prisa.

•	The approval of the transaction by the relevant antitrust authorities.

•	All the assets and rights necessary to develop the business must belong to the company on the closing date. If after the closing date the seller or nay of its affiliates realises that some assets or rights related to the business have not been transferred, the seller will inform the purchaser and the company so the assets and rights can be transferred. The seller will not perceive consideration for this transmission.

ADDITIONAL OBLIGATIONS:

•	While having control over the company, the seller undertakes to develop, through its stake in the company, on Spanish territory that: any type of activity related to the pay per view distribution, any activity related to digital pay per view television and rendering advice about the business of pay per view to any company unless it held a minority stake in a particular entity.

•	The parties shall no take part in the following activities in Spain: contract administrators, directors or collaborators, clients or suppliers of the company or its affiliates unless they are no longer under contract;

use or register denominations, symbols or any other industrial property right used by the company or its affiliates, even if using them is not illegal but would cause confusion; disclose to any third party parties and to Imagenio any other activities of affiliates of the purchaser that carry out activities related to pay per view television, information relative to the company, its affiliates or any business they carry out.

APPLICABLE LAW:

The agreement will be governed and construed in accordance with Spanish Law.

DISPUTE RESOLUTION:

•	Ant dispute that might arise between the parties in connection with the validity, performance, construction, execution or resolution of the agreements referred above will be submitted to arbitration in accordance with the Regulations of Mediation and Arbitration International Court (CIMA).

•	The arbitration will be decided by three (3) arbitrators, to be designated one by each of the parties and the third one (the chairman) by the arbitrators previously designated by the parties. The arbitration process will be hold in Madrid and will be conducted either in Spanish or English.

•	Only if it is necessary and as a subsidiary measure, the parties agree to commit themselves to the exclusive jurisdiction of the Courts in Madrid.

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